EXHIBIT 99.1

j2 GLOBAL ANNOUNCES Q3 2002 CORPORATE SALES WINS

HOLLYWOOD, Calif.—November 12, 2002—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today announced more than 250 new corporate customer sales wins for the third quarter of 2002. This brings the total number of j2 Global corporate customers to more than 1,200 (net of 200+ accounts reclassified to the Web channel). Q3 2002 corporate channel revenue grew to more than $3.3 million, a 100 percent increase from Q3 2001.

The news follows the release of j2 Global’s quarterly earnings on October 28, 2002, in which it announced its 21st consecutive quarter of revenue growth, sixth consecutive quarter of positive and growing EBITDA (earnings before interest, taxes, depreciation and amortization), and third consecutive quarter of positive and growing GAAP net earnings. j2 Global has announced its enterprise-level wins for the last three quarters, reinforcing the ongoing success of the Company’s corporate sales channel.

This quarter’s sales wins include Airgas, Inc. [NYSE: ARG], ARAMARK [NYSE: RMK], GE Lighting, GMAC Commercial Credit, Gymboree Corporation [NASDAQ: GYMB], Infinity Broadcasting Corporation, Pfizer Inc. [NYSE: PFE], Procter & Gamble Company [NYSE: PG], ShopRite, and Xerox Corporation [NYSE: XRX].

“I am pleased with the quality and revenue opportunity presented by our new customers,” said Steven Rosen, vice president of corporate sales at j2 Global. “In addition to winning new customers, our goal is to increase revenue per corporate account by deploying more telephone numbers per customer and stimulating more usage per telephone number deployed. For example, our largest corporate customer grew from a $1,000 per month account less than two years ago to an $80,000 per month account today. In addition, our first significant governmental customer recently completed testing and has committed to purchase a minimum of approximately $23,000 per month in services over the next two years.”

“As a result of doubling its revenue year over year, the corporate channel now represents 26 percent of j2 Global’s total revenue,” said Scott Turicchi, executive vice president of corporate development at j2 Global. “This is consistent with our belief that revenue from our corporate customers will exceed our Web channel revenue, which is currently $36 million annualized and growing.”

Corporate customers may subscribe to eFax® (Internet faxing and document management) or jConnect® (unified communications for faxing, voicemail, conference calling and document management). The eFax and jConnect solutions help companies improve employee productivity and efficiency, increase document security and privacy, and reduce equipment and maintenance costs when compared with traditional document delivery and messaging methods. Companies interested in j2 Global’s corporate solutions may find more information at www.j2corporate.com.

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to more than four million customers around the world. j2 Global’s network spans over 950 cities in 18 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the eFax®, jConnect®, Hotsend®, Papermaster®, Protofax® and Documagix® brands. j2 Global’s industry accolades include the Deloitte & Touche Fast 50 and Fast 500 Awards for 2001 and 2002, Forbes Best of the Web Award, PC Magazine’s Top 100 Websites Award, British Telecom’s Tech Award and many others. For more information about j2 Global, please visit www.j2global.com.

Christine Brodeur or Robert Karpman Jeff Adelman	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0586	323-372-3617
c.brodeur or r.karpman@socketmedia.com	press@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K/A filed by j2 Global on April 30, 2002 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.